Exhibit 99.1

Tyme Technologies, Inc. Completes Strategic Review, Announces OASIS Breast Trial with Georgetown University, and Reports Fiscal Year 2021 Financial Results

– Comprehensive strategic review identified breast cancer as a priority indication for development, a focus on second-line pancreatic cancer, and continuation of trial in high-risk sarcomas

- Recently appointed acting Chief Medical Officer and incoming Chief Financial Officer bolster leadership team expertise

– Well-capitalized position, with $107.5 million in cash as of Q4 FY2021

– Company to host live conference call and video webcast today, June 10, 2021, at 5:00 PM ET

BEDMINSTER, N.J. – June 10, 2021 – Tyme Technologies, Inc. (Nasdaq: TYME) (the “Company” or “TYME”), an emerging biotechnology company developing cancer metabolism-based therapies (CMBTstm), today reported its conclusions from its recently conducted comprehensive strategic review and its fourth quarter and fiscal year 2021 financial results.

“Following my appointment as CEO of TYME, I assembled a group of independent key opinion leaders and industry experts alongside our internal team and launched a comprehensive strategic review. My goal was to take a fresh look at the key operating aspects of TYME - our pipeline composition and clinical development strategy, personnel needs, financial management and existing data. As a result of the review, we believe TYME has expanded its addressable market opportunity, offers stakeholders a more diversified clinical pipeline, added critical experience to its leadership team, is following a more data driven approach to clinical development and will continue to be fiscally vigilant,” stated Richie Cunningham, Chief Executive Officer of TYME.

As a result of the review process we announce the following clinical updates:

Announcement of OASIS Breast Cancer Trial

Today we announce a breast cancer trial with Georgetown University named OASIS. This is an investigator-initiated prospective open-label Phase 2 trial evaluating the efficacy and safety of SM-88 for the treatment of metastatic hormone receptor positive, human epidermal growth factor receptor 2 negative (HR+/HER2-) breast cancer after treatment with a CDK4/6 inhibitor. This trial is a two-stage trial, initially enrolling 30 patients, with expansion up to a total of 50 patients without standard background therapies. The primary endpoint of this trial is RECIST tumor response; collection of cell-free DNA from patients will also occur at several time-points in their treatment. The trial will be conducted at Georgetown University along with several satellite sites that are part of the MEDSTAR medical system.

HR+/HER2- is the largest subset of breast cancer in the United States, representing approximately 73% of diagnoses in the U.S. We believe the migration of the FDA-approved CDK4/6 inhibitors to earlier lines of treatment for metastatic breast cancer patients has created an opportunity for effective and well-tolerated oral therapies prior to patients advancing to receive various chemotherapy options. In the initial studies of SM-88, there were encouraging tumor responses in the HR+/HER2- patients, including complete responses or complete resolution of their tumor. The OASIS trial is aimed to confirm this activity and possibly identify the next step in the development path in this setting for SM-88.

Focus on Second-line Precision Promise Pancreatic Cancer Program

We undertook a comprehensive review of the two ongoing trials evaluating SM-88 in pancreatic cancer—Precision Promise, the Pancreatic Cancer Network-sponsored trial which is evaluating SM-88 as a second-line therapy, and TYME-88-Panc (Part 2), our clinical trial evaluating SM-88 as a third-line therapy.

The enrollment rates for TYME-88-Panc trial have progressed more slowly than the Company initially anticipated, due in large part to the COVID-19 pandemic, and our current projections for enrollment for these trials indicate that Precision Promise is likely to complete enrollment in a similar timeline to TYME-88-Panc. Furthermore, we identified higher-than-expected drop-out rates in patients randomized to the chemotherapy control arm, which could potentially impact the interpretive and regulatory utility of the data.

Based on the comparable enrollment completion timelines, the potential to reach a larger number of patients earlier in their disease in the second-line Precision Promise trial, potential impacts on data utility and expected resources needed for 3rd line study success, we made the decision to focus our resource allocation and development priorities toward second-line treatments with the Precision Promise trial and portfolio diversification into breast cancer. Accordingly, the Company has decided to stop enrollment in TYME-88-Panc and to begin the process of closing down the trial. We would like to thank the physicians and especially the patients who participated with this study.

“We believe that the market opportunities in HR+/HER2- breast cancer, second-line pancreatic and soft tissue sarcomas are incredibly compelling and increase the total addressable market of the pipeline. Based on the data, we have chosen to focus on these three categories first. Moreover, we expect our data-driven approach will allow us to better understand which target populations may most benefit from SM-88. We are excited about our new path forward and believe it will build more value for our stakeholders and improve the lives of people we endeavor to help,” concluded Mr. Cunningham.

Recently Appointed Members to the Leadership Team

In connection with our strategic review, a priority was to enhance our management team with the expertise to guide us through our next stage of development.

Acting Chief Medical Officer – Dr. Jan M. Van Tornout

Dr. Van Tornout brings over 25 years of medical experience in academia and industry, including over 15 years of global drug development in pharmaceutical and biotech settings and encompassing preclinical, IND, FIH, phase II-IV, (s)NDA, BLA, safety, medical affairs, clinical operations and regulatory experience. He has led clinical management and oncology teams at Natera, INOVIO Pharmaceuticals, Astellas Pharma, Bristol Myers Squibb and Amgen. Dr. Van Tornout has also served as a medical strategy consultant for various biotech companies including Cyclacel Pharmaceuticals, GlaxoSmithKline, Puma Biotechnology, Maverick Therapeutics, ERT, Huya Bioscience, and Gradalis.

Incoming Chief Financial Officer – Mr. Frank Porfido

Mr. Porfido is a well-established biotech and pharmaceutical industry executive with over 25 years of strategic financial leadership expertise. Throughout his career, Mr. Porfido has demonstrated a track record of building and leading cross-functional teams. Collectively, he spent over 15 years at Novartis in various leadership roles, including serving as the Global Head of Finance for their Oncology Business Unit and Head of Global Finance for their Oncology Translational Medicines (OTM) Unit. He was responsible for developing its global strategic plan for a $15 billion business unit and in his OTM position he was a member of a leadership team that managed the early-stage oncology pipeline.

Fourth Quarter and Fiscal Year 2021 Financial Results

As of the fourth quarter ended March 31, 2021, the Company had approximately $107.5 million in cash and cash equivalents compared to $13.5 million as of the third quarter ended December 31, 2020, and $26.7 million as of the fourth quarter ended March 31, 2020. On February 8, 2021, the Company closed on a registered direct offering of 40,000,000 shares of its common stock, par value $0.0001 per share, at a purchase price of $2.50 per share. The gross proceeds of the offering were $100 million, prior to deducting placement agent’s fees and other offering expenses payable by TYME.

TYME’s operational cash burn rate for the fourth quarter of fiscal year 2021 was $5.2 million compared to $5.9 million for the third quarter of fiscal year 2021 and $5.9 million for the fourth quarter of fiscal 2020. The burn rate predominantly reflected expenses associated with the ongoing clinical trials in pancreatic and sarcoma cancers. Based on products and services to support active clinical trials in pancreatic and sarcoma cancers, as well new initiatives including participating in OASIS our investigator-initiated prospective open-label Phase II breast cancer trial, conducting preclinical biomarker, and mechanism of action research of SM-88, and conducting preclinical and clinical studies in connection with TYME-19, TYME currently anticipates that its quarterly cash usage or “cash burn rate” will range from $6.0 to $8.0 million per quarter during fiscal 2022.

In the first quarter of fiscal year 2022, the Company invested in a portfolio of highly liquid investments and marketable securities with the primary objectives to preserve capital and diversify risk, while maintaining sufficient liquidity to meet cash flow requirements.

Anticipated Upcoming Key Clinical Events (calendar year timelines):

• First Patient Enrolled in OASIS breast cancer trial	3Q21
• Complete enrollment for HoPES Sarcoma Phase 2 trial	1H22
• Precision Promise 2nd line pancreatic Phase 3 advancement determination	2H22
• OASIS breast cancer trial status update	1H23

Conference Call and Webcast Details

TYME will host a conference call and live video webcast, today, Thursday, June 10, 2021, at 5:00 PM ET. The call will be led by Richie Cunningham, Chief Executive Officer of TYME, who will present the findings of the strategic review. Mr. Cunningham will be joined by members of the executive management team, including the Company’s incoming Chief Financial Officer and Acting Chief Medical Officer, to answer questions. Interested participants and investors may access the conference call by dialing (866) 601-3896 (domestic) or (636) 812-6499 (international), Passcode: 3690369. The webcast will be accessible on the Events & Presentations page of the Investors section of the TYME website, tymeinc.com, and will be archived for 90 days following the event.

Use of Non-GAAP Measures

Adjusted net loss and adjusted net loss per share as presented in this report are non-GAAP measures. The adjustments relate to the change in fair value of warrant liability, amortization of employees, directors and consultants stock options and gain on warrant exchange. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles (“Non-GAAP Measures”). In the reconciliation tables that follow, we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures, net loss and net loss per share. These items are adjusted because they are not operational or because they are significant noncash charges and management believes these adjustments are meaningful to understanding the Company’s performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP. Our definitions of adjusted net loss and adjusted loss per share may not be comparable to similar measures reported by other companies.

About TYME Technologies, Inc.

TYME is an emerging biotechnology company developing cancer metabolism-based therapies (CMBTs™) that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. The Company is currently focused on developing its novel compound, SM-88. The Company believes that early clinical results demonstrated by SM-88 in multiple advanced cancers, including pancreatic, prostate, sarcomas and breast, reinforce the potential of our emerging CMBT™ pipeline.

For more information about the Company, visit www.tymeinc.com and connect on Facebook, LinkedIn, and Twitter.

About SM-88

SM-88 is an oral investigational modified proprietary tyrosine derivative that is believed to interrupt the metabolic processes of cancer cells by breaking down the cells’ key defenses and leading to cell death through oxidative stress and exposure to the body’s natural immune system. Clinical trial data have shown that SM-88 has demonstrated encouraging tumor responses across 15 different cancers, including pancreatic, lung, breast, prostate and sarcoma cancers with minimal serious grade 3 or higher adverse events. SM-88 is being evaluated in an adaptive randomized Phase 2/3 clinical trial for patients with second-line pancreatic cancer. The Company also anticipates beginning enrollment in a Phase II study evaluating SM-88 in breast cancer (HR+/HER2-) in the third quarter of calendar year 2021, as well as continuing enrollment of a Phase 2 study in high-risk metastatic sarcomas. SM-88 is an investigational therapy that is not approved for any indication in any disease.

Learn more.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidates (including SM-88 and TYME- 18) and their clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned preclinical or clinical trials, including the proposed TYME-19 proof-of-concept study, preliminary data results and the therapeutic design and mechanisms of our drug candidates. The words “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” “anticipates,” and similar expressions (including their use in the negative) are intended to identify forward-looking statements.

Forward-looking statements can also be identified by discussions of future matters such as: the effect of the novel coronavirus (COVID-19) pandemic and the associated impact on the national and global economy as well as impacts on the Company’s ongoing clinical trials and ability to analyze data from those trials; the cost of development and potential commercialization of our lead drug candidate and of other new products; expected releases of interim or final data from our clinical trials; possible collaborations; and the timing, scope, status, objectives and strategy of our ongoing and planned trials; the success of management transitions; and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations and projections which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to: the severity, duration, and economic and operational impact of the COVID-19 pandemic; that the information is of a preliminary nature and may be subject to change; uncertainties inherent in the cost and outcomes of research and development, including the cost and availability of acceptable-quality clinical supply, and in the ability to achieve adequate start and completion dates, as well as uncertainties in clinical trial design and patient enrollment, dropout or discontinuation rates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final data from any clinical trials may differ from prior or preliminary study data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 or other drug candidates may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88 or other drug candidates; the ability of TYME and its collaborators to develop and realize collaborative synergies; competitive developments; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 10, 2021 as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission available at www.sec.gov.

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

INVESTOR AND MEDIA CONTACT:

Jenene Thomas

JTC Team, LLC

833-475-8247

TYME@jtcir.com

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Tyme Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended March 31,
	2021	2020
Operating expenses:
Research and development	$17,031,474	$12,955,879
General and administrative (including $517,000 and $447,000 of related party legal expenses, respectively)	10,185,537	12,804,493
Total operating expenses	27,217,011	25,760,372

Loss from operations	(27,217,011)	(25,760,372)

Other income (expense):
Change in fair value of warrant liability	(3,915,393)	3,644,601
Gain on warrant exchange	2,228,697	—
Interest income	22,077	229,458
Interest expense	(97,133)	(114,243)

Total other income (expenses)	(1,761,752)	3,759,816

Loss before income taxes	(28,978,763)	(22,000,556)

Net loss	$(28,978,763)	$(22,000,556)

Basic and diluted loss per common share	$(0.22)	$(0.19)

Basic and diluted weighted average shares outstanding	134,250,722	114,533,102

Roconciliation of Net Loss to Adjusted Net Loss
	For the Year Ended March 31,
	2021	2020
Net loss (GAAP)	$(28,979,000)	$(22,001,000)
Adjustments:
Change in fair value of warrant liability	3,915,000	(3,645,000)
Gain on warrant exchange	(2,229,000)	—
Amortization of employees, directors and consultants stock options	3,457,000	6,086,000

Adjusted net loss (non-GAAAP)	$(23,836,000)	$(19,560,000)

Roconciliation of Net Loss Per Share to Adjusted Basic and Diluted Net Loss Per Share
	For the Year Ended March 31,
	2021	2020
Net loss per share (GAAP)	$(0.22)	$(0.19)
Adjustments:
Change in fair value of warrant liability	0.03	(0.03)
Gain on warrant exchange	(0.02)	—
Amortization of employees, directors and consultants stock options	0.03	0.05

Adjusted basic and diluted net loss per share (non-GAAAP)	$(0.18)	$(0.17)

The Non-GAAP Measures for the year ended March 31, 2021 and 2020 provide management with additional insight into the Company’s results of operations from period to period by excluding certain non-operational and non-cash charges, and are calculated using the following adjustments to net loss:

a)

The warrants issued as part of an equity offering on April 2, 2019 were measured at fair value using a Monte Carlo model which takes into account, as of the valuation date, factors including the current exercise price, the remaining contractual term of the warrant, the current price of the underlying stock, its expected volatility, the risk-free interest rate for the term of the warrant and the estimates of the probability of fundamental transactions occurring.

The May 2020 Warrant issued as part of the warrant exchange as described under the subheading “Historical Financings” below was measured at fair value using a Black-Scholes model which takes into account, as of the valuation date, factors including the current exercise price, the remaining contractual term of the warrant, the current price of the underlying stock, its expected volatility and the risk-free interest rate for the term of the warrant.

The warrant liability is revalued at each reporting period or upon exercise. Changes in fair value are recognized in the consolidated statements of operations and are excluded from adjusted net loss and adjusted net loss per share.

b)

The Company uses the Black-Scholes option pricing model to determine fair value of stock options granted. For employees and non-employees, the compensation expense is amortized over the requisite service period which approximates the vesting period. The expense is excluded from adjusted net loss and adjusted net loss per share.

c)

Gain on warrant exchange resulted from the difference in fair value of the warrants issued as part of the equity offering on April 2, 2019 before their exchange (as described under the subheading “Historical Financings” below) and the fair value of the common stock exchange shares and the May 2020 Warrant granted pursuant to the Share Exchange Agreements and the Warrant Exchange Agreement, respectively.

Adjusted basic net loss per share is computed by dividing adjusted net loss by the weighted average number of shares of Company common stock outstanding for the period, and adjusted diluted loss per share is computed by also including common stock equivalents outstanding for the period. During the periods presented, the calculation excludes any potential dilutive common shares and any equivalents as they would have been anti-dilutive as the Company incurred losses for the periods then ended.